UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 24, 2010 (February 19, 2010)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2010, Kimball International, Inc. (the "Company") and P. Daniel Miller mutually agreed that Mr. Miller's employment with the Company as Executive Vice President, President - Furniture will be terminated effective March 5, 2010 as part of a management organizational re-alignment. Under the terms of his employment agreement ("Employment Agreement") with the Company dated May 1, 2006, Mr. Miller will receive the severance payments and benefits payable to him pursuant to the Employment Agreement upon a termination of employment without cause, as described in the Company's last definitive proxy statement filed with the Securities and Exchange Commission.

Item 8.01 Other Events

Kimball International, Inc. (the "Company") is executing a previously announced plan to expand its European automotive electronics capabilities and to establish a European Medical Center of Expertise in Poznan, Poland, which includes the transfer of production from the Company's other European facilities to a newly constructed facility in Poznan, Poland. The transfer of production is expected to be complete by the end of the Company's fiscal year 2011.

On February 24, 2010, Kimball International, Inc. closed on the sale of land and a facility that houses its current Poznan, Poland, operation for 35 million Polish Zloty or approximately $11.9 million United States dollars (USD) based on an estimated exchange rate of 2.93 Zloty to one USD. The Company will recognize a total pre-tax gain of approximately $6.8 million USD during its fiscal year 2010 third quarter related to the sale of the land and facility. The Company will lease back a portion of the current facility until it completes the transfer of production to the newly constructed facility in Poznan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider
ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: February 24, 2010